EXHIBIT 10.1
AMENDMENT NO. 3 TO REVOLVING CREDIT AGREEMENT
AMENDMENT NO. 3 TO REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of December 7, 2021, by and between LAS VEGAS SANDS CORP., a Nevada corporation (the “Borrower”), and THE BANK OF NOVA SCOTIA, as administrative agent for the Lenders (in such capacity, together with its permitted successors and assigns in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower and the Administrative Agent are party to that certain Revolving Credit Agreement, dated as of August 9, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders from time to time party thereto;
WHEREAS, the Administrative Agent has determined that the circumstances set forth in Section 2.14(d)(ii) of the Existing Credit Agreement have arisen;
WHEREAS, pursuant to Section 2.14(d) of the Existing Credit Agreement, the Administrative Agent and the Borrower wish to amend the Existing Credit Agreement on the terms and subject to the conditions set forth herein; and
WHEREAS, in accordance with Section 2.14(d) of the Existing Credit Agreement, this Amendment shall become effective at and after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date on which a copy of this Amendment has been provided to the Lenders (such time, the “Objection Deadline”), so long as the Administrative Agent has not received, by such time, written notice of objection to this Amendment from Lenders constituting the Requisite Lenders.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Existing Credit Agreement, as amended by this Amendment (the “Amended Credit Agreement”).
SECTION 2. Amendments. Effective as of the Amendment No. 3 Effective Date, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Exhibit A hereto
SECTION 3. Conditions to Amendment Effectiveness. The effectiveness of this Amendment is subject to satisfaction of the following conditions precedent (the date of such satisfaction being the “Amendment No. 3 Effective Date”):
(a) the Borrower shall have executed and delivered a counterpart of this Amendment to the Administrative Agent;
(b) the representations and warranties of the Borrower contained in Section 4 hereof shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Amendment No. 3 Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);

(c) no Event of Default shall have occurred and be continuing after giving effect to this Amendment;
(d) the Borrower shall have paid all reasonable out-of-pocket and documented costs and expenses of the Administrative Agent in connection with the execution and delivery of this Amendment pursuant to the terms of the Amended Credit Agreement (including the reasonable legal fees and expenses of Davis Polk & Wardwell LLP, counsel to the Administrative Agent); provided, that an invoice with reasonable detail for all such costs and expenses shall be received by the Borrower at least two (2) Business Days prior to the Amendment No. 3 Effective Date;
(e) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower, dated the date hereof, in form and substance reasonably satisfactory to the Administrative Agent, certifying that, as of the date hereof, the conditions set forth in clauses (b) and (c) of this Section 3 are satisfied; and
(f) the Administrative Agent shall have not received, by the Objection Deadline, written notice of objection to this Amendment from Lenders constituting the Requisite Lenders.
SECTION 4. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent, on and as of the Amendment No. 3 Effective Date, that:
(a) the representations and warranties of the Borrower set forth in Section 4 of the Existing Credit Agreement (other than Section 4.6, Section 4.8 and Section 4.15) are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);
(b) this Amendment has been duly authorized, executed and delivered by the Borrower and this Amendment and the Amended Credit Agreement constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law); and
(c) the execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Amended Credit Agreement have been duly authorized by all necessary action and do not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to the Borrower, (ii) any Organizational Documents of the Borrower, or (iii) any order, judgment or decree of any court or other agency of government binding on the Borrower, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation or (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower, except for any such violations, conflicts, breaches, defaults, approvals or consents the failure of which to obtain will not have a Material Adverse Effect.
SECTION 5. Effects on the Credit Agreement.
(a) On and after the Amendment No. 3 Effective Date, each reference in the Amended Credit Agreement or any Credit Document to “the Credit Agreement” shall mean and be a reference to the Amended Credit Agreement and each reference in the Existing Credit Agreement to “this

Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Amended Credit Agreement.
(b) Except as specifically amended or otherwise modified hereby, all Credit Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
(c) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Issuing Bank, the Swingline Lender, the Administrative Agent, the Borrower or any other Credit Party under any Credit Document.
(d) This Amendment shall constitute a Credit Document for all purposes of the Amended Credit Agreement and the other Credit Documents.
SECTION 6. Miscellaneous.
(a) Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their successors and assigns (it being understood that rights of assignment of the parties hereto are subject to the further provisions of Section 9.6 of the Amended Credit Agreement).
(b) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Amendment, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).
(c) SUBMISSION TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PERSON ARISING OUT OF OR RELATING TO THIS AMENDMENT SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PERSON AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 OF THE AMENDED CREDIT AGREEMENT; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH PERSON IN THE COURTS OF ANY OTHER JURISDICTION.

(d) WAIVER OF RIGHT TO JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ON BEHALF OF ITSELF AND ITS AFFILIATES, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AMENDMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AMENDMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.
(e) Counterparts. This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent. The term “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
(f) Captions. The captions and headings of this Amendment are for convenience of reference only and shall not affect the interpretation of this Amendment.
(g) Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.
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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

LAS VEGAS SANDS CORP., as the Borrower
By:	/S/ RANDY HYZAK
Name: Randy Hyzak Title: Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 3 to Revolving Credit Agreement]

THE BANK OF NOVA SCOTIA, as Administrative Agent
By:	/S/ AJIT GOSWAMI
Name: Ajit Goswami Title: Managing Director

[Signature Page to Amendment No. 3 to Revolving Credit Agreement]

Exhibit A

[See attached.]

Officer, General Counsel, Treasurer, Secretary, Controller, any Vice President or any other senior officer or (b) if applicable, any such Authorized Officer of its managing member, managing partner, general partner or manager, as applicable.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Availability Period” means, with respect to any Class of Revolving Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Commitments) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Loans, Swing Line Loans and Letters of Credit made or issued pursuant to a Class of Revolving Commitments, the date of termination of the Revolving Commitments of such Class.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Barclays” shall have the meaning provided in the preamble hereto.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (iii) the Adjusted Eurodollar Rate for a Eurodollar Rate Loan with a one (1) month Interest Period commencing on such date plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Benchmark” means, initially, USD LIBOR; provided that if a replacement of the
Benchmark has occurred pursuant to Section 2.14(g), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, for any Available Tenor:

(1) For purposes of Section 2.14(g)(i), the first alternative set forth below that can be determined by the Administrative Agent:
(a)the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or
(b)the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 2.14(g)(i); and
(2) For purposes of Section 2.14(g)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BNP Paribas” shall have the meaning provided in the preamble hereto.
“Board of Directors” means (a) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (b) with respect to any limited liability company, the board of managers or directors, as applicable, or any duly authorized committee thereof; (c) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (d) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“BofA” shall have the meaning provided in the preamble hereto.
“Borrower” shall have the meaning provided in the preamble hereto.
“Borrowing” means a group of Loans of a single Type of Loan under a single Loan Facility, and made on a single date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.
“Borrowing Notice” means a notice substantially in the form of Exhibit B.
“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York or the State of Nevada are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market. Subject to Section 2.12(e), if an action is required to be taken in this Agreement on or no later than a day that is not a Business Day, such action shall be required to be taken on or no later than the next succeeding Business Day.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP is accounted for as a capital lease on the balance sheet of that Person. For purposes of this Agreement and each other Credit Document, the amount of a Person’s obligation under a Capital Lease shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty. Notwithstanding anything to the contrary in this Agreement, the term “Capital Lease” shall not include any obligations with respect to any lease, concession or license of property that would have been considered an operating lease under sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights.
“Consolidated Total Assets” means, as of any date of determination, the total assets of the Credit Parties without giving effect to any amortization of the amount of intangible assets since June 30, 2019, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower (exclusive of assets in respect of Investments in Excluded Subsidiaries) as of the last day of the Fiscal Quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.1(a) or 5.1(b), as applicable, calculated on a pro forma basis after giving effect to any acquisition or disposition of a person or assets that may have occurred on or after the last day of such fiscal quarter.
“Consolidated Total Debt” means, as at any date of determination: (i) the aggregate stated balance sheet amount of all Indebtedness of the Credit Parties, determined on a consolidated basis in accordance with GAAP; minus (iii) the aggregate stated balance sheet amount of unrestricted Cash and Cash Equivalents of the Credit Parties determined on a consolidated basis in accordance with GAAP as of such date in an amount not to exceed $1,000,000,000.
“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit D.
“Core Facilities” means each of the Venetian Facility, the Palazzo Facility and the SECC.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means this Agreement, the Notes, if any, any applications for, or reimbursement agreements or other documents or certificates executed by the Borrower in favor of an Issuing Bank relating to the Letters of Credit, any Incremental Assumption Agreement and each other agreement that expressly states by its terms that it is a Credit Document.
“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit. “Credit Party” means the Borrower and each Restricted Subsidiary.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, apply retroactively to disqualify any Person that previously acquired an assignment of the Loans or Commitments (but such Person shall be prohibited from obtaining any further assignment of the Loans or Commitments hereunder), and (B) any additions to the list of Disqualified Lenders provided by the Borrower following the Closing Date will not become effective for two (2) Business Days after receipt by the Administrative Agent (or such shorter period as agreed to by the Administrative Agent and the Borrower)). The Administrative Agent is authorized to post the list of Disqualified Lenders for access by all Lenders and prospective assignees and participants in accordance with Section 9.6(b).

“Documentation Agents” shall have the meaning provided in the preamble hereto.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Requisite Lenders.
“Early Opt-in Election” means the occurrence of:
(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) any Lender and any Affiliate of any Lender and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); in each case which Person shall not have been denied an approval or a license, or found unsuitable under the Nevada Gaming Laws applicable to Lenders and which, in each case, extends credit or buys loans in the ordinary course of business; provided that “Eligible Assignee” shall not include (A) any Person that owns or operates a casino located in Singapore, Macau, the United Kingdom, the States of Nevada, New Jersey or Massachusetts, or any other

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code as of the Closing Date (or any amended or successor version described above).

“FCA” shall have the meaning provided in Section 2.14(g)(i).

“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the United States Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.
“Fifth Third” shall have the meaning provided in the preamble hereto.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief executive officer, chief financial officer, president, treasurer or other Authorized Officer of the Borrower (in such capacity and not individually) that such financial statements fairly present, in all material respects, the financial condition of the Borrower (on a consolidated basis) as at the dates indicated and the results of its operations and cash flows (on a consolidated basis) for the periods indicated, subject to changes resulting from audit and/or normal period-end adjustments.
“Financial Plan” shall have the meaning provided in Section 9.6(b).
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each calendar year.
“Floor” means 0.00% per annum.
“Former Lender” is defined in Section 9.23(a).
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of Letter of Credit Usage with respect to Letters of Credit issued by the Issuing Banks other than such Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means as of the Closing Date, (i) the annual report on Form 10-K for each of the Fiscal Years ended December 31, 2017, and December 31, 2018, of the Borrower filed with the Securities and Exchange Commission, and (ii) the quarterly report on Form 10-Q for the Fiscal Quarter ended June 30, 2019, of the Borrower filed with the Securities and Exchange Commission.

“IBA” shall have the meaning provided in Section 2.14(g)(i).
“Immaterial Subsidiary” means any Restricted Subsidiary that, taken together with all other Immaterial Subsidiaries in respect of the following clauses (i) and (ii), (i) holds no more than 5% of the tangible assets of the Credit Parties, (ii) generated no more than 5% of the aggregate revenues of the Credit Parties, measured for the four (4) most recently-ended Fiscal Quarters prior to the date of such designation, (iii) holds no Gaming License, and (iv) holds no assets (including other licenses) material to the operations of any material Facility of the Borrower.
“Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.
“Increased Amount Date” shall have the meaning provided in Section 2.20(a)(i).
“Increased-Cost Lender” shall have the meaning provided in Section 2.19.
“Incremental Amount” means, at any time, the greater of:
(i)the excess (if any) of (a) $1,500,000,000 over (b) the aggregate amount of all Incremental Revolving Commitments, in each case established after the Closing Date and prior to such time pursuant to Section 2.20 utilizing this clause (i) (other than Incremental Revolving Commitments in respect of Extended Revolving Commitments); plus
(ii)any additional amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof (assuming such commitments are fully drawn) and the use of proceeds of the loans thereunder, the Consolidated Leverage Ratio, on a pro forma basis, of the Borrower does not exceed 2.50:1.00; provided that, for purposes of this clause (ii), net cash proceeds of Incremental Revolving Loans incurred at such time shall not be netted against the applicable amount of Consolidated Total Debt for purposes of such calculation of the Consolidated Leverage Ratio.
“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and, if applicable, one or more Incremental Revolving Lenders.
“Incremental Revolving Commitment” means the commitment of any Lender, established pursuant to Section 2.20(a).

“Initial Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans hereunder.
“Initial Revolving Loan” means a Revolving Loan made (i) pursuant to the Revolving Commitments in effect on the Closing Date or (ii) pursuant to any Incremental Revolving Commitment on the same terms as the Revolving Loans referred to in clause (i) of this definition.
“Interest Payment Date” means (a) with respect to any Loan that is a Base Rate Loan, each Quarterly Payment Date, and (b) with respect to any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that in the case of each Interest Period of longer than three (3) months, “Interest Payment Date” shall also include each Quarterly Payment Date.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one (1), ~~two (2)~~, three (3) or six (6) months (and twelve (12) months, if agreed to by applicable Lenders), as selected by the Borrower in the applicable Borrowing Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Loans shall extend beyond such Class’s applicable Revolving Facility Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the expiration of the Availability Period. Notwithstanding the foregoing, for any Eurodollar Rate Loan made on a day that is not the last Business Day of a calendar month, the Borrower may select an Interest Period that shall commence on the date on which such Loan is made and expire on the last Business Day of such calendar month and thereafter revert to the Interest Period selected in compliance with the foregoing.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means, relative to any Person, (a) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary), (b) any direct or indirect purchase or other acquisition for value, by such Person from any Person, of any Equity Interests of any Person, or (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business other than Hedging Agreements not prohibited by this Agreement. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less all returns of principal or equity thereon or repayments thereof. For purposes of the definition of “Excluded Subsidiary” and Section 6.3, (a) “Investments” shall include the portion (proportionate to the

“Related Parties” means: (a) Family Members (defined below); (b) directors of the Borrower or LVS LLC and employees of the Borrower or LVS LLC who are senior managers or officers of the Borrower, LVS LLC, Sands Expo or any of their Affiliates; (c) any Person who receives an interest in the Borrower or LVS LLC from any individual referenced in clause (a) or (b) in a gratuitous transfer, whether by gift, bequest or otherwise, to the extent of such interest; (d) the estate of any individual referenced in clause (a), (b) or (c); (e) a trust for the benefit of one or more of the individuals referenced in clause (a), (b) or (c); and/or (f) an entity owned or controlled, directly or indirectly, by one or more of the individuals, estates or trusts referenced in clauses (a), (b), (c), (d) or (e). For the purpose of this paragraph, a “Family Member” shall include: (i) Sheldon G. Adelson; (ii) Dr. Miriam Adelson; (ii) any sibling of either of the individuals referenced in clause (i) or (ii); (iii) any issue of any one or more of the individuals referenced in the preceding clause (i), (ii) or (iii); and (iv) the spouse or issue of the spouse of one or more of the individuals referenced in the preceding clause (i), (ii), (iii) or (iv).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Lender” shall have the meaning provided in Section 2.19.
“Requisite Lenders” means one or more Lenders having or holding Revolving Exposure and representing more than 50% of the sum of the aggregate Revolving Exposure of all Lenders; provided that the Loans and Revolving Exposure of any Defaulting Lender shall be disregarded in determining Requisite Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Subsidiary” means Sands Expo (whether or not a Subsidiary of the Borrower), and any Subsidiary of the Borrower or Sands Expo other than any Excluded Subsidiary.
“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans pursuant to Section 2.1(a), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10(b), (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.6, and (c) increased (or replaced) as provided under Section 2.20. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 1, or in the Assignment Agreement or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Commitment (or Incremental Revolving Commitment), as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $1,500,000,000.
“Revolving Exposure” means, with respect to any Lender as of any date of determination,
(i)prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and
(iii)after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding

“Sands FinCo” means the Subsidiary of which the Borrower has designated to the Administrative Agent as “Sands FinCo”, which, as of the Closing Date, is Sands IP Asset Management B.V.
“Scotiabank” shall have the meaning provided in the preamble hereto.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“SECC” means the exposition, convention and meeting facilities commonly known as the Sands Expo and Convention Center.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Significant Transaction” means (a) the sale or other transfer by a Credit Party to any Person of (i) any of the stock of any of such Credit Party’s direct Subsidiaries, (ii) substantially all of the assets of any division or line of business of a Credit Party or (b) the acquisition by a Credit Party to any Person of (i) the Equity Interests of any Person that results in such Person becoming a Subsidiary of any Credit Party or (b) substantially all of the assets of any division or line of business of any Person that is not a Subsidiary of a Credit Party immediately prior to the consummation of such transaction, in each case, for aggregate consideration in excess of $100,000,000.
“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).
“Solvent” means, with respect to the Credit Parties on a consolidated basis, that as of the date of determination, both (i) (a) the sum of the Credit Parties’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ present assets; (b) the Credit Parties’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date; and (c) the Credit Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Credit Parties are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Terminated Lender” shall have the meaning provided in Section 2.19.
“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Banks for any amount drawn under any Letter of Credit, but not yet so applied), (b) the aggregate principal amount of all outstanding Swing Line Loans, and (c) the Letter of Credit Usage.
“Type of Loan” means (a) with respect to Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (b) with respect to Swing Line Loans, a Base Rate Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” or “U.S.” means the United States, its fifty states and the District of Columbia.
“USD LIBOR” means the London interbank offered rate for U.S. dollars.
“Withdrawal Period” shall have the meaning provided in Section 9.23(b).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Venetian Facility” means The Venetian Resort Hotel Casino, a Venetian-themed resort hotel, casino, retail, meeting and entertainment complex located at 3355 Las Vegas Boulevard South, Clark County, Nevada (excluding the SECC).
1.2    Accounting Terms. Except as otherwise provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest; provided, further, that the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in any payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit to any assignee or participant in any drawing under a Letter of Credit. The Borrower consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.14    Making or Maintaining Eurodollar Rate Loans.
(a)    Determining Applicable Interest Rate.
(i)As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.
~~( ) In the event that    the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing)    to the Borrower and each Lender of such determination, whereupon (x) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as    the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (y) any Borrowing  Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be a request for the making of, conversion to, or continuation of the applicable Loans as Base Rate Loans.~~
(ii)    [Reserved].
(b)    Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which the Administrative Agent shall promptly transmit such notice to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.14(c), to rescind such Borrowing Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.14(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.
(c)Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts and shall be conclusive and binding absent manifest error), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits or margin) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Borrowing Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower. Notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender for any amount under this Section 2.14(c) if the event (or change in law or regulation or other action) giving rise to such loss, expense or liability occurred more than one hundred and eighty (180) days prior to the date such Lender submits the statement referred to in the preceding sentence.
~~( ) Unavailability of LIBOR. If, at any time, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (a)(ii) of this Section 2.14 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (a)(ii) of this Section 2.14 have not arisen but the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in dollars in the United States at such time and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as the Administrative Agent may determine to be appropriate (but such related changes shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in Section 9.5, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days following the date on which a copy of such amendment shall have been provided to the Lenders, a written notice from the Requisite Lenders stating that such Lenders object to such amendment. Further, notwithstanding the foregoing, if any alternate reference rate established pursuant to this paragraph (d) (without giving effect to the Applicable Margin or any alternative spread that may have been agreed upon over the applicable Lenders’ deemed cost of funds) would otherwise be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement.~~
(d)[Reserved].
(e)Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(f)Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.14 and under Section 2.15 shall be made as though such

Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.14 and under Section 2.15.
(g)Benchmark Replacement. Notwithstanding anything to the contrary herein
(including Section    9.05) or in any other Credit Document:
(i)    Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12- month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Credit Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.
(iii)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iv)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(g), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14(g).
(v)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
(vi)Disclaimer. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to any Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.
2.15    Increased Costs; Capital Adequacy.
(a)    Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include the Issuing Bank for purposes of this Section 2.15(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (a) the adoption or taking effect of any law, treaty or governmental rule, regulation or order after the Closing Date, (b) any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case, that becomes effective after the Closing Date, or (c) compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other Governmental Authority or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) or the Administrative Agent to any additional Tax (other than (A) Indemnified Taxes and Other Taxes that are indemnified under Section 2.16, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition, cost or expense (other than Taxes) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender or the Administrative Agent, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine in good faith) as may be necessary to compensate such Lender or the Administrative Agent, as applicable, for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement setting forth in reasonable detail, and determined in good faith, the basis for calculating the additional amounts owed to such Lender under this Section 0, which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender for any amount under this clause (a) of Section 2.15 if the Change in Law giving rise to such amount occurred more than one hundred and eighty (180) days prior to the date such Lender submits the statement referred to in the preceding sentence.

hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Revolving Loans and the accrued interest and fees and other obligations in respect thereof and (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Requisite Lenders.
(e)Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) ~~(i) in accordance with Section 2.14(d) and (ii)~~ to the extent necessary to integrate any Incremental Revolving Commitments or Extended Revolving Commitments in a manner consistent with Section 2.20.
(f)Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower.
9.6    Successors and Assigns; Participations.
(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. The Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of all Lenders; provided that a merger, consolidation, amalgamation or similar transaction not prohibited hereunder shall not constitute an assignment or other transfer. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Subject to Section 9.6(b) and Section 9.6(c), each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Eligible Assignee or any other Person (and in the case of any other Person, with the prior written approval of the Borrower) in all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of the Borrower, require the

Borrower to file a registration statement with the SEC or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further, that, except as set forth in Section 9.6(i) with respect to assignments by Defaulting Lenders, no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement, effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in Section 9.6(b); and provided, further, that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Commitment and the Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this Section 9.6, no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.